Exhibit 99.1

National & Retail Trades and First Call, Release: August 17, 2005 at 12:20 PM (EDT)

KOHL'S CORPORATION OUTLINES FIVE YEAR

STRATEGIC GROWTH PLAN

MENOMONEE FALLS, WI … August 17/BUSINESS WIRE/Kohl’s Corporation (NYSE:  KSS) is hosting an investor conference in Boston, MASS today where the Company will discuss its five-year financial objectives and supporting growth strategies.

By the end of fiscal year 2010, Kohl’s plans to operate over 1200 stores, achieving sales of approximately $24 billion and net income of approximately $1.9 billion.

In reviewing the Company’s projected growth, Larry Montgomery, Kohl’s Chairman and Chief Executive Officer said, “We are pleased with the long-term performance of our business model lending confidence and excitement about our future growth plans. By the end of 2010, we will have almost doubled the number of stores we currently operate, doubled our sales and generated net income of over 2.5 times the net income generated in 2004.  Our success is a reflection of our talented and dedicated Associates nationwide.”

Store Expansion

The Company today announced plans to open approximately 500 stores for the five-year period from 2006 through 2010.  The expansion plans continue to be a combination of new builds and acquired locations.  Kohl’s successfully operates stores in suburban locations, small markets and urban areas.

In reviewing plans for 2006 and 2007, the Company announced that it plans to open approximately 200 stores, including entry into the northwest with stores in Portland, Oregon and Seattle, Washington.  In reviewing these expansion plans, Larry Montgomery commented, “In seeing the changes in the current competitive landscape, we have made adjustments to our expansion plan to put ourselves in a position to take advantage of real estate opportunities that might present themselves.  We expect much of this to come together over the next 6 – 9 months.”

Merchandising Initiatives

Kohl’s has been successful in expanding the Company's merchandise offerings to broaden its appeal to a wider range of customers.  The Company’s initiatives have been focused on appealing to customers’ different lifestyles with the introduction of new brands, more exciting marketing and an improved in-store experience.

Kohl’s recently completed the rollout of their beauty department to all stores in partnership with The Estee Lauder Companies Inc., introduced Chaps in career and casual sportswear for men and Candies in apparel, intimates, accessories and footwear for juniors and girls. The Company previously announced their plans to launch Chaps for women and boys in the spring of 2006.  At the same time, Tony Hawk apparel designed in partnership with Quiksilver Inc., will be introduced exclusively at Kohl’s in boys and young men’s.

Today, the Company announced several additional introductions.  In spring 2006, Kohl’s will launch Stamp 10 for men and women, an exclusive contemporary brand in partnership with Liz Claiborne Inc.  The Company also announced several new initiatives for the home.  Kohl’s will extend its successful Nine & Co. brand into home this fall and its Apt. 9 and Candies brands in spring of 2006.

In reviewing the Company’s merchandise initiatives, Kevin Mansell, Kohl's President said “Customers are clearly responding to our many exciting, new brands.  These new brand launches for 2006 will continue our momentum in appealing to a broader range of customers and will be supported with exciting marketing and great presentation in store.”

As part of the initiative to create a more exciting in-store shopping experience and better merchandise by lifestyle, Kohl’s announced that it is modifying its prototype design.  The improvements are being designed to create excitement and advance ease of shopping.  This new design will be introduced in the fall of 2006.

Fiscal 2005 Earnings Guidance

At the investor conference today, the Company also reaffirmed its Fiscal 2005 earnings guidance of $2.42 to $2.50 per diluted share, third quarter of $0.43 to $0.46 per diluted share and fourth quarter of $1.10 to $1.14 per diluted share.  The Company expects comparable store sales increases of 4 percent – 6 percent for the fall season.

Kohl’s is a family focused, value oriented specialty department store offering quality exclusive and national brand merchandise to the customer in an environment that is convenient, friendly and exciting.  The Company currently operates 670 stores in 40 states.

Investor Conference

The investor conference presentation is scheduled for approximately 12:30 PM (EDT) today. Investors will have the opportunity to listen to the live web cast of the presentation through the Company's web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”/Scroll down to August 2005), or through Broadcast Network’s vcall web site located at http://www.vcall.com.  For those who cannot listen to the live broadcast, a replay will be available through September 17, 2005.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales, earnings and growth plans.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:  Vicki Shamion, Director – Public Relations, (262) 703-1464